Exhibit 10.1

1195 NW Compton Drive, Beaverton, OR 97006-1992, USA Phone: +1-503-748-1100 Fax: +1-503-748-1244 www.planar.com

January 22, 2007

Stephen M. Going

16725 SW Blackberry Lane

Beaverton, OR 97007

Dear Steve,

Further to our discussions, I am pleased to be in a position to ask you to join the Planar Executive Council in the role of VP and General Counsel, reporting to me.

We hope you will confirm your favorable consideration of this offer that includes the following core components:

•	Starting annual salary at $215,000, paid bi-weekly.

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Bonus Plan eligibility at 50% of annual base pay at target for the year. Bonus awards are paid after the end of each quarter, subject to performance metrics being met. You will be eligible for any payment due for Q1 results provided that your start date is before the end of Q2, no later than March 30, 2007.

Upon your acceptance, Gerry Perkel, CEO, will be making the following stock grant recommendations for approval by the Board Compensation Committee:

•	New Hire stock option grant of seventy thousand (70,000) shares that will vest over a three year time period: 33% on the grant anniversary date (board approval) and 8.375% each quarter thereafter.

•	New Hire restricted stock grant of twenty thousand (20,000) performance-based restricted shares that will vest when defined metrics in the 2007-2009 Long Term Incentive Plan are met.

The LTIP Agreement is expected to be approved for distribution to recipients following the February 22nd, 2007 meeting of the Board Compensation Committee.

As discussed, an integrated employment agreement for eligible executive staff members is under development and will be finalized at the February 22nd, 2007 meeting of the Board Compensation Committee. You will be entitled to severance protections provided to other members of the executive staff but, in any event, we agree to grant you severance protections no less favorable than the following:

CHANGE IN CONTROL

•	Cash and Benefits on termination

o	1 x annual total targeted compensation

o	18 months company-paid COBRA

•	Equity

o	100% vesting of all time-based stock options and restricted shares

o	50% vesting of unvested performance-based restricted shares

o	Conversion of unvested performance-based restricted shares to time-based shares, if there is no termination

SEVERANCE IN THE EVENT OF TERMINATION WITHOUT CAUSE

•	Severance payment of 12 months base pay

•	18 months company-paid COBRA

•	Stock vesting stops on termination (90 days to exercise vested shares)

•	Executive outplacement on delivery of service

Planar offers an Employee Share Purchase Plan whereby employees can purchase company stock at a 15% discount through direct payroll deductions. Your first opportunity to join the plan will be in mid-March, 2007 for the April, 2007 through September, 2007 period.

Other competitive benefits offered include:

•	401(k) retirement savings plan with company match and immediate vesting.

•	Medical insurance coverage through CIGNA, and Flexible Health Spending Account option.

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PTO (paid time off) of 20 days in first year. This includes a bank of 40 available hours on hire and accrual at 4.62 hours per pay period through the rest of the year. After five years of service the PTO accrual rate is increased to 7.7 hrs per pay period amounting to five weeks per year. Planar has eleven paid holidays per year, three of which are floating days determined by the company.

Steve, I welcome this opportunity to renew our working relationship and look forward to receipt of a signed acceptance, marked for my attention. I am also enclosing: a) a Proprietary and Intellectual Property Agreement that requires your perusal and signature for delivery with your job offer acceptance and b) a copy of our current Benefits Plan brochure.

I am proposing a start date of Monday, March 5, 2007. During the first three days of employment, you will be asked for your current driver’s license and original social security card, or a current passport and visa to satisfy the INS I-9 work authorization process.

Sincerely,

Scott Hildebrandt

Planar Systems, Inc.

Chief Financial Officer

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that Planar Systems, Inc. is an “at-will” employer and does not offer employment on a fixed term basis. Either you or the company can terminate the working relationship at any time and for any reason. The representations in this letter and from our meeting with you should not be construed in any manner as a proposed contract for any fixed term or for any specific terms and conditions of employment contrary to an “at-will” relationship.

I ACCEPT THIS OFFER

/s/ Steve Going	January 22, 2007

Steve Going	Date

Encs: Benefits summary brochure; Intellectual Property/Confidentiality Agreement